Exhibit 99.2

SCHEDULE II

FRANKLIN COVEY CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
For the Three Years Ended August 31, 2003 for Continuing Operations
(Dollars in Thousands)

Column A	Column B	Column C	Column D		Column E
Additions

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Year ended August 31, 2001:
Allowance for doubtful accounts	$3,146	$2,255	$(3,602	)(1)	$1,799
Allowances for inventories	5,350	9,562	(7,815	)(2)	7,097
Reserve for losses on management stock loans		1,052			1,052

	$8,496	$12,869	$(11,417)		$9,948

Year ended August 31, 2002:
Allowance for doubtful accounts	$1,799	$1,680	$(1,677	)(1)	$1,802
Allowances for inventories	7,097	5,332	(7,040	)(2)	5,389
Reserve for losses on management
stock loans	1,052	24,775			25,827

	$9,948	$31,787	$(8,717)		$33,018

Year ended August 31, 2003:
Allowance for doubtful accounts	$1,802	$912	$(890	)(1)	$1,824
Allowances for inventories	5,389	4,755	(5,125	)(2)	5,019
Reserve for losses on management
stock loans	25,827	3,903			29,730

	$33,018	$9,570	$(6,015)		$36,573

(1) Represents a write-off of accounts deemed uncollectible
(2) Reduction in the allowance is due to a write-off of obsolete inventories